Exhibit 4.18

Execution Version

CONFIDENTIAL

ASSET PURCHASE AGREEMENT

Between

MEDIMETRIKS PHARMACEUTICALS, INC.

and

CUTANEA LIFE SCIENCES, INC.

dated as of March 5, 2018

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is entered into as of March 5, 2018 by and between Medimetriks Pharmaceuticals, Inc., a Delaware corporation (“Medimetriks”), and Cutanea Life Sciences, Inc., a Delaware corporation (“Cutanea”).

BACKGROUND

A. Medimetriks holds certain rights relating to the Product (capitalized terms having the meanings set forth in Section 1.1) in the Territory and owns certain assets related thereto.

B. The Parties desire that Medimetriks shall sell, or cause to be sold, and assign, or cause to be assigned, to Cutanea, and Cutanea shall purchase from Medimetriks, all of the Purchased Assets and assume all of the Assumed Liabilities upon the terms and conditions set forth herein.

C. The Parties have determined that the Purchase Price to be paid by Cutanea in exchange for the sale and assignment of the Purchased Assets to Cutanea, upon the terms and subject to the conditions set forth herein, constitutes reasonably equivalent value for purposes of 11 U.S.C. § 548.

NOW, THEREFORE, in consideration of the foregoing and representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

ARTICLE 1

DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1 Definitions

“45g Commercial Launch” has the meaning set forth in Section 3.1(d).

“45g Commercial Launch Payment Obligor” means Cutanea, any of its Affiliates, or any Third Party to which Cutanea or any of its Affiliates has granted any license, sublicense, distribution or other similar rights with respect to the Product.

“Accounts Receivable” means all accounts receivable, notes receivable and other indebtedness due and owed by any Third Party to Medimetriks or any of its Affiliates arising or held in connection with the sale of the Product on or prior to the Closing Date, if any.

“Affiliate” of any Person means, at the time such determination is being made, any other Person Controlling, Controlled by or under common Control with such first Person, in each case, whether directly or indirectly. A Person will be deemed to “Control” another Person if such first Person has (a) direct or indirect ownership of more than fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of such other Person, or (b) the power, directly or indirectly, to direct or cause the direction of the policies and management of the other Person, whether by the ownership of securities, by contract, or otherwise.

“Agreement” means this Asset Purchase Agreement, including all schedules, exhibits and attachments, and all amendments or restatements, as permitted, and references to “Article”, “Section” or “Schedule” mean the specified Article, Section or Schedule of this Agreement.

“Allocation” has the meaning set forth in Section 3.3(a).

“Applicable Laws” means applicable laws (including common law and civil law), statutes, by-laws, rules, regulations, Orders, ordinances, protocols, codes, guidelines, treaties, policies, notices, directions, decrees, judgments, awards or other requirements having the force of law, in each case of any Governmental Authority.

“Assumed Contracts” means those instruments, agreements or contracts to which Medimetriks or an Affiliate of Medimetriks is a party and which are being assigned to Cutanea or its designee pursuant to this Agreement. A list of the Assumed Contracts is set forth on Schedule 1.1(a).

“Assumed Liabilities” has the meaning set forth in Section 2.4.

“Authorized Generic Distribution and Supply Agreement” means an Authorized Generic Distribution and Supply Agreement to be entered into by Cutanea and Medimetriks as of the Closing Date, in a form agreeable to the Parties.

“Bill of Sale and Assignment and Assumption Agreement” means a Bill of Sale and Assignment and Assumption Agreement to be entered into by Cutanea and Medimetriks as of the Closing Date, in a form mutually agreeable to the Parties.

“Books and Records” means the books and records owned by Medimetriks or its Affiliates to the extent they exist exclusively relating to the Product, including the technical data and information relating to the manufacturing or sale of the Product, promotional materials (including all copyrights relating thereto), customer lists and vendor lists, all to the extent not included in the Regulatory Documentation.

“Business” means the research, development, commercialization, manufacture, packaging, distribution, marketing and sale of the Product for the Indication in the Territory by Medimetriks and its Affiliates.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in Philadelphia, PA are permitted or required to close by any Applicable Laws.

“Cash Equivalents” means cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Authority.

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.

“Closing Payment” has the meaning set forth in Section 3.1(b).

“Code” has the meaning set forth in Section 3.3(a).

“Competitive Business” has the meaning set forth in Section 7.6(a)(i).

“Confidentiality Agreement” means the Bilateral Confidential Disclosure Agreement, dated as of May 15, 2017, by and between Medimetriks and Cutanea.

“Cutanea” has the meaning set forth in the introductory paragraph.

“Cutanea Indemnified Parties” has the meaning set forth in Section 11.2.

“Cutanea Material Adverse Effect” has the meaning set forth in Section 6.1.

“Cutanea Purchase Order” means the purchase order attached hereto as Exhibit A.

“Deposit” has the meaning set forth in Section 3.1(a).

“Encumbrances” means pledges, liens, charges, security interests, leases, title retention agreements, mortgages, restrictions, development or similar agreements, easements, rights of way, rights or licenses to use, title defects, options or adverse claims or encumbrances of any kind or character whatsoever.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Ferrer” means Ferrer Internacional, S.A.

“Ferrer License” means that certain License and Supply Agreement dated March 10, 2014 between Ferrer and Medimetriks, as amended by the Ferrer License Amendment.

“Ferrer License Amendment” means that certain Amendment No. 1 to the Ferrer License entered into by Ferrer and Medimetriks on or prior to the Closing Date.

“Fundamental Representations” means the representations and warranties made by Medimetriks in Sections 5.1 (Organization), 5.2 (Authority; Execution and Delivery), 5.3 (No Violation), and 5.5 (Title to Assets), and by Cutanea in Sections 6.1 (Organization), 6.2 (Authority; Execution and Delivery), and 6.3 (No Violation).

“FDA” means the United States Food and Drug Administration, and any successor thereto.

“GAAP” means accounting principles generally accepted in the United States, as in effect as of the date hereof.

“Governmental Authorities” means governments, regulatory authorities, governmental departments, agencies, agents, commissions, bureaus, officials, courts, bodies, boards, tribunals or dispute settlement panels or other law, rule or regulation-making organizations or entities (a) having jurisdiction on behalf of any nation, territory or state or any other geographic or political subdivision of any of them, or (b) exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power.

“Indemnified Party” has the meaning set forth in Section 11.4.

“Indemnifying Party” has the meaning set forth in Section 11.4.

“Indication” means the topical treatment of impetigo due to Staphylococcus aureus or Streptococcus pyogenes in adult and pediatric patients two months of age and older.

“Interim Trademark License Agreement” means an Interim Trademark License Agreement to be entered into by Cutanea and Medimetriks as of the Closing Date, in a form mutually agreeable to the Parties.

“Knowledge of Medimetriks” means the actual knowledge of the individuals listed on Schedule 1.1(b) and the knowledge that any such individual would reasonably be expected to have if such individual performed his or her duties in the ordinary course as an officer of Medimetriks, or made reasonable and diligent inquiry of the Medimetriks personnel having responsibility for the matter to which such “Knowledge of Medimetriks” qualification applies.

“Legal Proceeding” means any claim, action, suit, case, litigation, proceeding, charge, criminal prosecution, judicial, governmental or regulatory investigation, arbitration, mediation or alternative dispute resolution proceeding.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, due or become due, or determined or determinable, including any liability for Taxes and those arising under any Applicable Laws, contracts, leases, indentures, agreements, purchase orders and all other legally binding arrangements, including all amendments thereto, in effect.

“Losses” means any and all penalties, assessments, fines, fees, judgments, Taxes, awards, deficiencies, interest, damages, and losses, including the actual, reasonable and documented costs paid in connection with an Indemnified Party’s investigation and evaluation of any claim or right asserted against the Indemnified Party and all reasonable attorneys’, experts’ and accountants’ fees, expenses and disbursements and court costs in connection with any Legal Proceeding, including those incurred in connection with the Indemnified Party’s enforcement of this Agreement and the indemnification provisions of Article 11.

“Material Adverse Effect” means, with respect to Medimetriks, any change, effect, event, circumstance, occurrence or state of facts that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to (a) the results of operations or condition (financial or otherwise) of the Business, or the Purchased Assets, or (b) the ability of Medimetriks or its Affiliates to consummate the transactions contemplated by this Agreement prior to the End Date; provided that none of the following, and no changes, effects, events, circumstances, occurrences or states of facts arising out of or resulting from the following, shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, or be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect: (i) changes or effects in the general economic conditions or the securities, syndicated loan, credit or financial markets in the Territory, (ii) changes or prospective changes in GAAP or Applicable Laws, (iii) changes or effects, including legal, tax or regulatory changes, that generally affect the industry in which the Business operates in the Territory, (iv) changes or effects that arise out of or are attributable to the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism in the Territory, (v) earthquakes, hurricanes or other natural disasters or force majeure events in the Territory, (vi) the failure of the Business to achieve any financial projections, predictions, forecasts or estimates of revenues for any period (provided, that the underlying causes of such failure shall not be excluded unless otherwise excluded pursuant to this definition), (vii) (A) Medimetriks’ and its Affiliates’ compliance with the terms and conditions of this Agreement, (B) the failure to take any action that Medimetriks or its Affiliates have requested the consent of Cutanea to take and to which Cutanea did not grant its consent and (C) any other action by Medimetriks or its Affiliates that Cutanea has expressly requested be taken or to which Cutanea has consented in writing, (viii) the negotiation or execution of this Agreement or any Transaction Documents or the announcement or pendency of the transactions contemplated hereby or thereby, including any loss of, or impact on the relations of the Business with, any employees, customers, suppliers, partners or distributors, and (ix) any acts or omissions of Cutanea or its Affiliates.

“Medimetriks” has the meaning set forth in the introductory paragraph.

“Medimetriks Indemnified Parties” has the meaning set forth in Section 11.3.

“Medimetriks Names” means the Trademarks, names and logos of or owned by Medimetriks or any of its Affiliates.

“Medimetriks Retained Obligations” means any Liabilities arising out of or relating to the Medimetriks Retained Rights, including Medimetriks’ obligation under Article 12 of the Ferrer License to assign and transfer to Ferrer all of Medimetriks’ rights in and to any registration or application for any of the Xepi Trademarks and all rights in and to the Xepi Trademarks within the Territory once it is legally feasible to do so pursuant to Applicable Law.

“Medimetriks Retained Rights” means all of Medimetriks’ interests, rights, claims and benefits pursuant to and associated with the following provisions set forth in the Ferrer License: (a) Medimetriks’ right, under Article 12 of the Ferrer License, to register and own the Xepi Trademarks within the Territory, (b) until such time as the ownership rights of the Xepi Trademarks are assigned and transferred to Ferrer in accordance with Article 12 of the Ferrer License, the grant by Medimetriks to Ferrer, under Article 12 of the Ferrer License, of a royalty-free, non-exclusive license to the Xepi Trademarks, in any reasonable and lawful manner that Ferrer deems appropriate in connection with the packaging, labeling, promotion and sale of the Product within the Territory and (c) Medimetriks’ right, under Section 2.2 of the Ferrer License, to grant a sublicense of its rights with respect to the Xepi Trademarks to Cutanea pursuant to the Interim Trademark License Agreement.

“NDA” means a New Drug Application and all amendments and supplements thereto filed with the FDA, including all documents, data and other information concerning a Product, which are necessary for and included in an application for regulatory approval by the FDA to manufacture, package, ship, market and sell such Product, as more fully defined in 21 C.F.R. Section 314 et seq.

“Notice” has the meaning set forth in Section 13.2.

“Order” means any order, injunction, writ, decision, judgment, administrative complaint, decree, ruling, subpoena, verdict, stipulation, determination, award, assessment, direction, instruction, penalty or sanction issued, filed, entered, made, rendered or imposed by any Governmental Authority or arbitrator.

“Parties” means Medimetriks and Cutanea collectively, and “Party” means either one of them.

“Permitted Encumbrance” means all (a) Encumbrances approved in writing by Cutanea as Permitted Encumbrances or set forth on Schedule 1.1(c), (b) Encumbrances for Taxes not yet due, payable, delinquent or subject to penalties for non-payment, or which are being contested in good faith by appropriate proceedings, and (c) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ or other like Encumbrances and security obligations that are incurred in the ordinary course of business.

“Person” means any individual, sole proprietorship, partnership, limited liability company, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, or Governmental Authority.

“Product” means any pharmaceutical or medicinal product for human use containing or incorporating the following as an active ingredient: 1-Cycloporpyl-8-methyl-7-[5-methyl-6-(methylamino)-3-pyridinyl]-4-oxo 1, 4-dihydro-3-quinolinecarboxylic acid and its therapeutically acceptable salts, its solvates and esters. Combinations of the Product with other active ingredients or pharmaceutical or medicinal products are expressly excluded from this definition.

“Product Approval” means the Product NDA and any IND for the Product.

“Product Domain Names” means those domain names owned by Medimetriks or its Affiliates relating exclusively to the Product as set forth on Schedule 1.1(d).

“Product Equipment” means that equipment used exclusively in the manufacture of the Product.

“Product Telephone Numbers” means those telephone numbers owned by Medimetriks or its Affiliates relating exclusively to the Product.

“Product Trademarks” means those Trademarks relating exclusively to the Product and owned by Medimetriks or its Affiliates, including the Xepi Trademarks.

“Product NDA” means the NDA identified in Schedule 1.1(e).

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Raw Materials Inventory” has the meaning set forth in Section 2.1(b).

“Regulatory Documentation” means all supporting documents, submissions, correspondence, reports and clinical studies in the possession or control of Medimetriks or its Affiliates relating to the Product Approval (including documentation of pharmacovigilance, good clinical practice, good laboratory practice and good manufacturing practice relating thereto).

“Retained Liabilities” has the meaning set forth in Section 2.5(a).

“Tax Authority” means any Governmental Authority responsible for the administration or collection of Taxes.

“Tax Returns” includes returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) in respect of Taxes, including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, that are filed or required to be filed by Applicable Laws.

“Taxes” includes taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Tax Authority, including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, as well as any customs duties, franchise and registration fees and any similar charges imposed by a Tax Authority, in each case including all interest, penalties, fines, additions to tax or other additional amounts in respect thereof.

“Teligent” means Teligent, Inc.

“Teligent Purchase Order” means the purchase order attached hereto as Exhibit B.

“Territory” means the United States of America, Puerto Rico and the U.S. Virgin Islands.

“Third Party” means any Person other than Cutanea, Medimetriks or their Affiliates.

“Third Party Claim” has the meaning set forth in Section 11.4.

“Third Party Claim Notice” has the meaning set forth in Section 11.4.

“Trademarks” means, whether registered or unregistered and whether related or unrelated to a Product, any and all trademarks, trade dress, service marks, service names, brand marks, trade names, logos, business symbols, slogans or other designations of origin, including all registrations, applications for registrations or renewals, and all goodwill associated with the foregoing.

“Transaction Documents” means (a) the Bill of Sale and Assignment and Assumption Agreement, (b) the Authorized Generic Distribution and Supply Agreement, (c) the Interim Trademark License Agreement, (d) the Ferrer License Amendment, (e) a Consent and Acknowledgment Agreement to be entered into among Medimetriks, Cutanea and Ferrer on or prior to the Closing Date, and (f) any other documents or instruments contemplated hereby to be delivered at or before the Closing between the Parties or by one Party in favor of another Party.

“Transfer Taxes” has the meaning set forth in Section 3.4(a).

“Xepi Trademarks” means those Trademarks set forth on Schedule 1.1(f).

1.2 Certain Rules of Interpretation

(a) Currency. Unless otherwise specified, all references to money amounts are to lawful currency of the United States of America.

(b) Headings. Headings of Articles and Sections are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.

(c) Inclusion. Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation,” and the word “or” is used in the inclusive sense (and/or).

(d) Number and Gender. Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(e) Statutory References. A reference to a statute includes all regulations and rules made pursuant to such statute and, unless otherwise specified, the provisions of any statute, regulation or rule which amends, supplements or supersedes any such statute, regulation or rule.

(f) Time Periods. Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

(g) Construction. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party.

(h) References. Unless otherwise specified or where the context otherwise requires, (i) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) references to a Person are also to its permitted successors and assigns; (iii) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto; and (iv) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”.

1.3 Entire Agreement

This Agreement, the Confidentiality Agreement and the Transaction Documents constitute the entire agreement between the Parties and set out all the covenants, promises, warranties, representations, conditions and agreements between the Parties in connection with the acquisition of the Purchased Assets, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, pre-contractual or otherwise relating thereto. There are no covenants, promises, warranties, representations, conditions, understandings or other agreements, whether oral or written, pre-contractual or otherwise, express, implied or collateral between the Parties in connection with the acquisition of the Purchased Assets, except as specifically set forth in this Agreement, the Confidentiality Agreement and Transaction Documents.

ARTICLE 2

PURCHASE AND SALE

2.1 Sale of Purchased Assets

Upon the terms and subject to the conditions set forth herein, at the Closing, Medimetriks shall sell, convey, assign and transfer to Cutanea, and Cutanea shall purchase, acquire and accept from Medimetriks all of Medimetriks’ or any of its Affiliates’ good and marketable right, title, and interest, free and clear of all Encumbrances (other than Permitted Encumbrances), to the assets of Medimetriks (or any of its Affiliates) set forth below (collectively, “Purchased Assets”):

(a) All Product Domain Names, Product Telephone Numbers, and all social media handles and other similar multimedia identifiers relating exclusively to the Product, if the foregoing exist on the Closing Date;

(b) All starting and raw materials for the Product that are owned by Medimetriks or its Affiliates (the “Raw Materials Inventory”);

(c) All Product Equipment, if any exists on the Closing Date;

(d) The Assumed Contracts (but, for clarity, excluding the Medimetriks Retained Rights);

(e) All Books and Records and Regulatory Documentation; and

(f) To the extent transferrable, all rights to claims, counterclaims, defenses, causes of action, rights under express or implied warranties, rights of recovery, rights of set-off, and rights of subrogation, held by Medimetriks and solely related to the Purchased Assets and Assumed Liabilities other than those (i) arising under Medimetriks’ or its Affiliates’ insurance policies, (ii) relating to any Retained Liabilities or Excluded Assets, or (iii) relating to the purchase or procurement of any good, service or product for, or on behalf of, the Business or Purchased Assets at any time on or prior to the Closing, along with any and all recoveries in connection thereto; provided, however, that the foregoing shall not be deemed to impose any duty to prosecute or defend any claim or to indemnify Medimetriks for any claim unless Cutanea would otherwise be obligated to do so by the express terms and provisions contained elsewhere in this Agreement.

2.2 Excluded Assets

Cutanea and Medimetriks expressly agree and acknowledge that the Purchased Assets shall not include any other asset, property or right of Medimetriks or its Affiliates not expressly included in the definition of Purchased Assets set forth in Section 2.1, and without limiting the generality of the foregoing, the Purchased Assets expressly exclude the following (collectively, “Excluded Assets”):

(a) any Cash Equivalents;

(b) any Accounts Receivable;

(c) any losses, loss carryforwards and rights to receive refunds, credits and loss carryforwards with respect to any and all Taxes of Medimetriks or any of its Affiliates that constitute Retained Liabilities;

(d) (i) the corporate books and records of Medimetriks and its Affiliates to the extent not expressly included in the Purchased Assets or not related exclusively to the Purchased Assets, including those portions of the Tax Returns that do not relate exclusively to the Purchased Assets, (ii) all personnel records, and (iii) any attorney work product, attorney-client communications and other items protected by attorney-client privilege;

(e) any current and prior insurance policies and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(f) the Product Trademarks and Medimetriks Names;

(g) the Medimetriks Retained Rights;

(h) any real estate owned or leased by Medimetriks or any of its Affiliates;

(i) any equipment whatsoever;

(j) any rights, claims and credits of Medimetriks or any of its Affiliates relating to any Excluded Asset or any Retained Liability, including any guarantees, warranties, indemnities and similar rights in favor of Medimetriks or any of its Affiliates relating to any Excluded Asset or any Retained Liability;

(k) the equity interests of any Person; and

(l) any other right or asset of Medimetriks or its Affiliates listed on Schedule 2.2(l).

2.3 Assignment and Non-Assignment of Certain Assets

Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment hereunder of any of the Purchased Assets shall require the consent, waiver, approval, authorization, permission or exemption from any Third Party (or if any of the Purchased Assets shall be non-assignable), and a consent, waiver, approval, authorization, permission or exemption is not obtained as of the Closing, such Purchased Asset shall not be deemed to be assigned to Cutanea, and Cutanea shall have no obligation or liability to Medimetriks with respect to such Purchased Assets; provided, that in each such case, Medimetriks shall use all commercially reasonable efforts, and Cutanea shall provide or cause to be provided all commercially reasonable assistance to the same extent that Cutanea was required to provide such assistance prior to the Closing, to obtain the consent of such other party to an assignment of such Purchased Assets to Cutanea. Cutanea agrees that Medimetriks shall have no liability whatsoever to Cutanea arising out of or relating to the failure to obtain any such consent, waiver, approval, authorization, permission or exemption, and no representation, warranty or covenant of Medimetriks herein shall be breached or deemed breached as a result of such failure or any Legal Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent, waiver, approval, authorization, permission or exemption, despite Medimetriks’ compliance with the rest of this Section 2.3.

2.4 Assumption of Certain Liabilities and Obligations

Upon the terms and subject to the conditions set forth herein, Cutanea agrees, effective at the Closing, to assume and to satisfy and discharge the following Liabilities of Medimetriks and its Affiliates relating to the Purchased Assets, in each case other than the Retained Liabilities (all of the foregoing Liabilities being collectively referred to hereinafter as “Assumed Liabilities”):

(a) All Liabilities that are not past due at the Closing under the Ferrer License, including (i) milestone payments that are not past due and (ii) the milestone due Ferrer under the Ferrer License which would become due upon receipt of trade and sample Products;

(b) All Liabilities related to the Purchased Assets, including the use, ownership, possession, operation, sale, license or lease of the Purchased Assets, that arise on or after the Closing Date; and

(c) Any Liabilities for Taxes arising out of or relating to the ownership of the Purchased Assets in any taxable period, or a portion thereof, beginning on or after the Closing Date, and any Liabilities for Transfer Taxes allocated to Cutanea pursuant to Section 3.4(a).

2.5 Retained Liabilities

(a) Medimetriks and its Affiliates shall retain and be responsible for the following (other than the Assumed Liabilities) (collectively, “Retained Liabilities”):

(i)	all Liabilities related to the Purchased Assets, including the use, ownership, possession, operation, sale, license or lease of the Purchased Assets, that arise prior to Closing Date, except as otherwise provided in Section 2.4(b);

(ii)	any Liabilities for Taxes arising out of or relating to the ownership of the Purchased Assets in any taxable period, or a portion thereof, ending prior to the Closing Date, and any Liabilities for Transfer Taxes allocated to Medimetriks pursuant to Section 3.4(a);

(iii)	any Liabilities to the extent arising from the Excluded Assets (including the Medimetriks Retained Obligations); and

(iv)	all Liabilities of Medimetriks not related to the Purchased Assets.

(b) The Parties agree that neither Cutanea nor any of its Affiliates shall assume or be deemed to have assumed or be responsible for any Retained Liabilities.

ARTICLE 3

PURCHASE PRICE

3.1 Purchase Price

In consideration of the sale and transfer of the Purchased Assets, Cutanea has paid or agrees to pay to Medimetriks the following (collectively, the “Purchase Price”):

(a) A deposit in the amount of Two Million Dollars ($2,000,000), which was paid on or about January 5, 2018 (the “Deposit”);

(b) At the Closing, the amount of Twenty-Six Million Dollars ($26,000,000) (the “Closing Payment”);

(c) On or before October 15, 2018, the amount of One Million Dollars ($1,000,000), by wire transfer of immediately available funds to such bank account or accounts as Medimetriks may designate by advance written notice to Cutanea; and

(d) Upon the occurrence (if ever) of the first commercial sale in the Territory by any 45g Commercial Launch Payment Obligor of a 45 gram trade size of the Product for the Indication under the Product NDA (the “45g Commercial Launch”), an additional amount of One Million Dollars ($1,000,000), by wire transfer of immediately available funds to such bank account or accounts as Medimetriks may designate by advance written notice to Cutanea.

3.2 Notice of 45g Commercial Launch

If Cutanea determines, in its sole discretion, to effect a 45g Commercial Launch, it being understood that Cutanea has no obligation to do so, Cutanea shall provide written notice to Medimetriks at least thirty (30) days prior to, and promptly following, the occurrence of the 45g Commercial Launch. If, notwithstanding the fact that Cutanea has not provided Medimetriks such notices, Medimetriks believes that the 45g Commercial Launch has occurred, it shall so notify Cutanea in writing and the Parties shall reasonably promptly meet and discuss in good faith whether the 45g Commercial Launch has occurred. If the Parties are unable to resolve any dispute under this Section 3.2 regarding whether or not the 45g Commercial Launch has occurred, then either Party shall have the right to refer such a dispute to the President of Cutanea and President of Medimetriks for attempted resolution by good faith negotiations during a period of thirty (30) days. Any final decision mutually agreed to by such officers in writing shall be conclusive and binding on the Parties. If such officers are unable to reach a final decision, then Medimetriks shall be entitled to seek any dispute resolution and remedy available to it under this Agreement.

3.3 Allocation of Purchase Price

(a) The Purchase Price represents the amount agreed upon by the Parties to be the value of the Purchased Assets and the Purchase Price will be allocated for Tax purposes among such rights and assets in a manner to be agreed to by the Parties, consistent with Section 1060 of the Internal Revenue Code of 1986, as amended (“Code”) (and any similar provisions of state, local or foreign law, as appropriate) (“Allocation”). For these purposes, the Purchase Price shall include the Assumed Liabilities, to the extent properly taken into account under Section 1060 of the Code. Within sixty (60) days after the Closing Date, Medimetriks shall provide to Cutanea a proposed Allocation (including IRS Form 8594) and the Parties shall thereafter negotiate in good faith toward a mutually acceptable Allocation.

(b) The Parties each agree to (i) be bound by the Allocation, (ii) act in accordance with the Allocation in the filing of all Tax Returns, and (iii) take no position inconsistent with the Allocation for all Tax purposes.

(c) In the event that any Tax Authority disputes the Allocation, Medimetriks or Cutanea, as the case may be, shall promptly notify the other Party in writing of the nature of such dispute.

3.4 Taxes

The following provisions shall govern the allocation of responsibility as between Cutanea and Medimetriks for certain tax matters following the Closing Date:

(a) Transfer Taxes and Costs. All transfer, sales, use, value added, goods and services, stamp, recording, registration, excise, or other similar Taxes and any notarial fees (other than Taxes measured by, or with respect to, income imposed on either Party) incurred in connection with (i) the transfer of any of the Purchased Assets pursuant to this Agreement or the Transaction Documents, (ii) the delivery of this Agreement or any of the Transaction Documents, and (iii) the consummation of any of the transactions contemplated by this Agreement or any of the Transaction Documents (collectively, “Transfer Taxes”) shall be borne equally by Cutanea and Medimetriks. Cutanea and Medimetriks shall prepare, execute and file all Tax Returns relating to Transfer Taxes and other documentation on a timely basis; provided, however, that any such Tax Returns of a Party relating to Transfer Taxes and other documentation related thereto shall be subject to the approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed. Cutanea shall provide to Medimetriks, and Medimetriks shall provide to Cutanea, all applicable exemption certificates or resale certificates with respect to the listed Transfer Taxes that may be provided for under Applicable Law. Such certificates shall be in the form, and shall be signed by the proper Party, as provided under Applicable Law.

(b) Pre-Closing Taxes. Medimetriks shall be liable for all Taxes relating to or arising out of the use or ownership by it of the Purchased Assets or the Business imposed with respect to any taxable period ending before the Closing Date.

3.5 Withholding

Cutanea shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to Medimetriks such amounts as Cutanea is required to deduct and withhold under Applicable Law relating to Taxes. To the extent that amounts are so withheld and remitted to the appropriate Tax Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Medimetriks. The Parties shall reasonably cooperate with one another to minimize any withholding required by Applicable Law or obtain any refund for any such amount withheld, including by requesting or providing any form, affidavit, or Tax Return as required by Applicable Law.

3.6 Risk of Loss

As of the Closing, title to the Purchased Assets shall be transferred to Cutanea. From and after the Closing, subject to any rights or remedies that Cutanea may have under the Transaction Documents, at law or in equity, Cutanea shall bear all risk of loss associated with the Purchased Assets and shall be solely responsible for procuring adequate insurance to protect the Purchased Assets against any loss.

ARTICLE 4

CLOSING

4.1 Closing

Upon the terms and subject to the conditions of this Agreement, the closing of the sale and transfer of the Purchased Assets (“Closing”) is hereby deemed effective 12:00 A.M. EST on the date of this Agreement or on such other date as the Parties shall agree (“Closing Date”).

4.2 Deliveries of Medimetriks

At the Closing, Medimetriks shall deliver to Cutanea, in form and substance reasonably satisfactory to Cutanea, the following:

(a) Physical control of, or exclusive access to, all of the Purchased Assets; provided, that all Books and Records and Regulatory Documentation included in the Purchased Assets will be made available to Cutanea only in the format in which such Purchased Assets are maintained by Medimetriks;

(b) The Bill of Sale and Assignment and Assumption Agreement, duly executed by Medimetriks;

(c) The Authorized Generic Distribution and Supply Agreement, duly executed by Medimetriks;

(d) The Interim Trademark License Agreement, duly executed by Medimetriks;

(e) The Ferrer License Amendment, duly executed by Medimetriks and Ferrer;

(f) Such other assignments, endorsements and other documents of title and other good and sufficient instruments of conveyance and transfer, in form and substance reasonably acceptable to the Parties, required or appropriate to vest Cutanea with good and marketable right, title and interest in and to the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances);

(g) A certificate of Medimetriks, dated as of the Closing Date, certifying that all conditions specified in Sections 9.1(a) through (c), and, to the Knowledge of Medimetriks, the condition specified in Section 9.1(d), have been fulfilled or that the satisfaction of any of such conditions has been waived;

(h) A certificate executed and delivered by the Secretary of Medimetriks, dated as of the Closing Date, attesting and certifying as to (i) the organizational documents of Medimetriks and the certificate of incorporation or comparable organizational document of Medimetriks shall also be certified as of a recent date by the Secretary of State of the State of Delaware, and (ii) copies of resolutions of the board of directors (or comparable governing body) of Medimetriks adopting and authorizing the transactions contemplated by this Agreement and the Transaction Documents to which Medimetriks is a party;

(i) A certificate of Good Standing of Medimetriks issued not earlier than ten (10) days prior to the Closing Date by the Secretary of State of the State of Delaware;

(j) A written consent signed by Ferrer approving the transactions contemplated in and by the Transaction Documents, including, the assignment of the Ferrer License to Cutanea; and

(k) A written consent signed by Knight Therapeutics Inc., as Medimetriks’ senior lender, approving the transactions contemplated in and by the Transaction Documents, including the release of any lien that Knight Therapeutics Inc. may have on the Purchased Assets and the Product Trademarks.

4.3 Deliveries of Cutanea

At the Closing, Cutanea shall deliver or cause to be delivered to Medimetriks, in form and substance reasonably satisfactory to Medimetriks, the following:

(a) Payment, by wire transfer of immediately available funds to such bank account or accounts designated in writing by Medimetriks prior to the Closing Date, the Closing Payment;

(b) The Bill of Sale and Assignment and Assumption Agreement, duly executed by Cutanea;

(c) The Authorized Generic Distribution and Supply Agreement, duly executed by Cutanea;

(d) The Interim Trademark License Agreement, duly executed by Cutanea;

(e) Duly executed counterparts to the assignments, endorsements and other documents of title and other good and sufficient instruments of conveyance and transfer referred to in Section 4.2(f), and such other assumption agreements and other instruments of assumption, in form and substance reasonably acceptable to the Parties, required for Cutanea to assume the Assumed Liabilities;

(f) A certificate of Cutanea, dated as of the Closing Date, certifying that all conditions specified in Section 9.2(a) through (c), and, to the knowledge of Cutanea, the condition specified in Section 9.2(d), have been fulfilled or that the satisfaction of any of such conditions has been waived;

(g) A certificate executed and delivered by the Secretary of Cutanea, dated as of the Closing Date, attesting and certifying as to (i) the organizational documents of Cutanea and the certificate of incorporation or comparable organizational document of Cutanea shall also be certified as of a recent date by the Secretary of State of the State of Delaware, and (ii) copies of resolutions of the board of directors of Cutanea adopting and authorizing the transactions contemplated by this Agreement and the Transaction Documents to which Cutanea is a party; and

(h) A certificate of Good Standing of Cutanea issued not earlier than ten (10) days prior to the Closing Date by the Secretary of State of the State of Delaware.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF MEDIMETRIKS

Medimetriks hereby represents and warrants to Cutanea as of the date hereof (except to the extent a certain date is specified within the representation and warranty, in which case, the date set forth therein shall apply), as follows:

5.1 Organization

Medimetriks is a corporation duly organized and in good standing under the laws of the State of Delaware. Medimetriks is duly qualified or licensed to do business and is in good standing in each jurisdiction in which such qualification or licensing is necessary under Applicable Law, except where the failure to be so qualified or licensed and to be in good standing would not reasonably be expected to have a Material Adverse Effect.

5.2 Authority; Execution and Delivery

(a) Medimetriks has all requisite corporate power and authority to own and operate the Purchased Assets, to carry on the Business as it is now being conducted and to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by Medimetriks of this Agreement and the Transaction Documents to which it is a party and the performance by Medimetriks of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action on the part of Medimetriks.

(b) This Agreement and each Transaction Document to which Medimetriks is a party has been duly executed and delivered by Medimetriks and, assuming the due authorization and valid execution and delivery by Cutanea or the other parties thereto, constitutes a legal, valid and binding obligation of Medimetriks, enforceable against Medimetriks in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Applicable Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

5.3 No Violation

The execution, delivery and performance by Medimetriks of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate any provision of the organizational documents of Medimetriks, (b) subject to the delivery of the consents referred to in Schedule 5.4, conflict with, violate or result in the breach of, constitute a default under or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Medimetriks under, or the loss of any benefit of the Business to which Medimetriks is entitled under, any Assumed Contract, (c) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the Purchased Assets, or (d) assuming compliance with the matters set forth in Sections 5.4 and 6.4, violate or result in a breach of, or constitute a default under, any Applicable Law to which Medimetriks is subject, except, in the case of clauses (b), (c) and (d), for any violations, breaches, conflicts, defaults, losses, liens, terminations, cancellations or accelerations that would not reasonably be expected to have a Material Adverse Effect.

5.4 Consents

Except as set forth under Schedule 5.4, there are no consents, approvals, waivers or authorizations of, or filing with, notices to, or exemption by, any Person, including any Governmental Authority, required to be obtained by Medimetriks or on its behalf in connection with the execution, delivery, or performance of its obligations under this Agreement or the other Transaction Documents to which it is a party or to consummate the transactions contemplated hereby or thereby, including the transfer of the Purchased Assets to Cutanea except where the failure to make such filings or notifications, or obtain such consents, approvals, authorizations or waivers, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5 Title to Assets

Medimetriks and its Affiliates, taken together, have good and marketable title to each of the Purchased Assets (other than those Purchased Assets that are leased or licensed assets, as to which assets, Medimetriks and its Affiliates, taken together have valid lease or license rights, as applicable), free and clear of all Encumbrances other than Permitted Encumbrances.

5.6 Litigation

(a) There are no Legal Proceedings in progress or pending or, to the Knowledge of Medimetriks, threatened against or relating to Medimetriks or its Affiliates in the Territory that (i) relate to the Product (including any product liability claim), or (ii) have had or would reasonably be expected to have a Material Adverse Effect.

(b) There is no Order outstanding against Medimetriks that has had or would reasonably be expected to have a Material Adverse Effect.

5.7 Compliance with Laws

Medimetriks is in compliance with all Applicable Laws applicable to the ownership of the Purchased Assets and the operation of the Business, except as has not had and would not reasonably be expected to have a Material Adverse Effect. Medimetriks has not received written notice from any Person alleging that Medimetriks’ operation of the Business is not in such compliance. Medimetriks has completed and timely filed all material reports required of it by the applicable Governmental Authority in order to maintain the Product Approval.

5.8 Assumed Contracts; Third Party Contracts

(a) Schedule 5.8(a) sets forth a true, accurate and complete list of all of the contracts and agreements exclusively relating to the Product to which Medimetriks or any of its Affiliates are a party.

(b) Each of the Assumed Contracts is binding and in full force and effect and is enforceable by Medimetriks in accordance with its terms and, except as set forth on Schedule 5.4, the assignment thereof to Cutanea will not cause the Assumed Contracts to become invalid or unenforceable. To the Knowledge of Medimetriks, Medimetriks has performed all material obligations required to be performed by it to date under each Assumed Contract with respect to the Product, and is not (with or without lapse of time or the giving of notice, or both) in material breach or default thereunder, and no event has occurred that, with the passage of time or the giving of notice, or both, would constitute a material breach or default by Medimetriks thereunder. To the Knowledge of Medimetriks, no other Party to any Assumed Contract is in material default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute a material default.

(c) Medimetriks has delivered to Cutanea or its representatives a true and complete copy of each Assumed Contract.

5.9 Documents

To the Knowledge of Medimetriks, the Books and Records delivered to Cutanea under this Agreement are all of such books, records and recorded information in the possession or control of Medimetriks or its Affiliates exclusively related to the Product and the Purchased Assets.

5.10 Intellectual Property

(a) Except as set forth on Schedule 5.10(a), neither Medimetriks nor any Affiliate of Medimetriks owns or licenses from any Third Party any patents (including patent applications or extensions), or any patentable modifications, innovations, or inventions, related to the Product.

(b) To the Knowledge of Medimetriks, Medimetriks’ operation of the Business has not infringed or misappropriated the intellectual property of any Third Party, nor has Medimetriks received written notice from any Person that Medimetriks’ operation of the Business has infringed or misappropriated, or that the commercialization, manufacture, packaging, distribution, marketing or sale of the Product for the Indication in the Territory, if any such activities were conducted by Medimetriks as of the date of this Agreement would infringe or misappropriate, the intellectual property of any Third Party.

(c) Schedule 5.10(c) sets forth a true, accurate and complete list of all the Product Trademarks, setting forth in each case the jurisdictions in which the Product Trademarks have been registered or are pending, identifying the current owner of each Product Trademark, the Application Number, the Application Date, the Registration Number, the Registration Date, and the Renewal Date, as applicable. To the Knowledge of Medimetriks, the Product Trademarks set forth on Schedule 5.10(c) are not expired or abandoned.

(d) Schedule 5.10(d) sets forth a true, accurate and complete list of all of the Product Domain Names, setting forth in each case the jurisdictions in which the Product Domain Names have been registered or are pending, identifying the current owner of each Product Domain Name, the Registration Date, and the Registration Expiry Date thereof.

(e) There are no Product Telephone Numbers.

5.11 Inventory

There is no Raw Materials Inventory as of the date of this Agreement. In addition, the Teligent Purchase Order sets forth a true, accurate and complete list of all of starting and raw materials for the Product that have been purchased by Medimetriks or its Affiliates under the Ferrer License as of the date of this Agreement.

5.12 Equipment

Neither Medimetriks nor any of its Affiliates owns or has a right or option to acquire any Product Equipment.

5.13 No Brokers

Medimetriks has not entered into any agreement, arrangement or understanding with any Person which will result in the obligation of Cutanea to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF CUTANEA

Cutanea hereby represents and warrants to Medimetriks as of the date hereof (except to the extent a certain date is specified within the representation and warranty, in which case, the date set forth therein shall apply), as follows:

6.1 Organization

Cutanea is a corporation duly organized and in good standing under the laws of the State of Delaware. Cutanea is duly qualified or licensed to do business and is in good standing in each jurisdiction in which such qualification or licensing is necessary under Applicable Law, except where the failure to be so qualified or licensed and to be in good standing would not reasonably be expected to have a material and adverse effect on the ability of Cutanea to consummate the transactions contemplated hereby (“Cutanea Material Adverse Effect”).

6.2 Authority; Execution and Delivery

(a) Cutanea has all requisite corporate power and authority to own and operate its properties and assets, to carry on its business as it is now being conducted and to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by Cutanea of this Agreement and the Transaction Documents to which it is a party and the performance by Cutanea of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action on the part of Cutanea.

(b) This Agreement and each Transaction Document to which Cutanea is a party has been duly executed and delivered by Cutanea and, assuming the due authorization and valid execution and delivery by Medimetriks or the other parties thereto, constitutes a legal, valid and binding obligation of Cutanea, enforceable against Cutanea in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

6.3 No Violation

The execution, delivery and performance by Cutanea of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate any provision of the organizational documents of Cutanea, (b) conflict with, or result in a breach of, constitute a default under or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Cutanea or any of its Affiliates under, or the a loss of any benefit to which Cutanea or any of its Affiliates is entitled under, any agreement, lease or license to which Cutanea or any of its Affiliates are a party or to which its properties or assets are subject, or (c) assuming compliance with the matters set forth in Sections 5.4 and 6.4, violate or result in a breach of or constitute a default under any Applicable Law to which Cutanea is subject, except, in the case of clauses (b) and (c), for any violations, breaches, defaults, conflicts, losses, liens, terminations, cancellations or accelerations that would not reasonably be expected to have a Cutanea Material Adverse Effect.

6.4 Consents

Except as set forth under Schedule 6.4, there are no consents, approvals, waivers or authorizations of, filing with, notices to, or exemption by any Person, including any Governmental Authority, required to be obtained by Cutanea or on its behalf in connection with the execution, delivery, or performance of its obligations under this Agreement or the other Transaction Documents to which it is a party or to consummate the transactions contemplated hereby or thereby, including the transfer of the Purchased Assets to Cutanea, except where the failure to make such filings or notifications, or obtain such consents, approvals, authorizations or waivers, would not, individually or in the aggregate, reasonably be expected to have a Cutanea Material Adverse Effect or which would not materially delay or impair the ability of Cutanea to consummate the transactions contemplated by this Agreement or the other Transaction Documents or to perform its obligations hereunder or thereunder.

6.5 Litigation

There is no Legal Proceeding in progress or pending or, to the knowledge of Cutanea, threatened against Cutanea that would adversely affect or materially delay the ability of Cutanea to perform its obligations hereunder.

6.6 Financial Capability

Cutanea has sufficient cash to pay the Purchase Price on the terms and conditions contemplated by this Agreement, and to pay all related fees and expenses of Cutanea.

6.7 No Brokers

Except as set forth on Schedule 6.7, Cutanea has not entered into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

ARTICLE 7

CERTAIN COVENANTS

7.1 Records

Each Party agrees to reasonably cooperate with and to grant to each other Party and their respective officers, employees, attorneys, accountants, representatives and agents, during normal business hours and upon reasonable request and upon reasonable notice, reasonable access to the other Party’s management personnel and such other information and records relating to the Product or the Purchased Assets in their possession or control after the Closing Date and to permit copying or, where reasonably necessary, to furnish original documents relating to the Product or the Purchased Assets for the purposes of (a) any financial reporting or Tax matters (including any financial and Tax audits, Tax contests, Tax examination, preparation for any Tax Returns or financial records), (b) any investigation, inspection or audit being conducted by any Governmental Authority involving the Product or the Purchased Assets, (c) to comply with any Applicable Law, or (d) defending or bringing any Legal Proceeding relating to any Product (other than in connection with any Legal Proceeding between or among the Parties or their respective Affiliates arising out of the transactions contemplated hereby or by the Transaction Documents, with respect to which applicable rules of discovery shall apply). Notwithstanding anything to the contrary contained herein, neither Party shall have any obligation to grant access to any (i) proprietary or confidential information or records, or permit copying of or furnish copies of documents containing any proprietary or confidential information, developed or learned by such Party following the Closing or (ii) information or records subject to privilege, including the attorney-client privilege. Each Party shall use commercially reasonable efforts to ensure that its access to and requests for records and documents pursuant to this Section 7.1 are conducted so as not to interfere with the normal and ordinary operation of the other Party’s business. Each Party acknowledges that the records and documents made available to such Party pursuant to this Section 7.1 constitute confidential information of the releasing Party and shall not be disclosed or used in any manner inconsistent with the foregoing. Nor shall such confidential information be released pursuant to an Order or Applicable Law without first providing, reasonable advance notice to the owner of the confidential information so that such owner can take reasonable steps to protect its interests, provided that such advance notice is possible and reasonable under the circumstances.

7.2 Further Assurances

(a) Medimetriks shall, from time to time, execute and deliver, or cause to be executed and delivered, such other instruments of conveyance and transfer and take such other actions as Cutanea may reasonably request in order to more effectively consummate the transactions contemplated hereby, including to vest in Cutanea good and marketable right, title, and interest to the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances) (including assistance in the collection or reduction to possession of any of the Purchased Assets).

(b) Cutanea shall, from time to time, execute and deliver, or cause to be executed and delivered, such other instruments of conveyance and transfer and take such other actions as Medimetriks may reasonably request in order to more effectively consummate the transactions contemplated hereby.

7.3 Publicity

No public announcement related to this Agreement or the transactions contemplated herein will be issued by either Party without the prior written approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed, except in any public disclosure which either Medimetriks or Cutanea, in its good faith judgment, believes is required by applicable Law or by any stock exchange on which its securities or those of its Affiliates are listed. If either Party, in its good faith judgment, believes such disclosure is required, such Party shall use its commercially reasonable efforts to consult with the other Party, and to consider in good faith any revisions timely proposed by the other Party, prior to making (or prior to any of its Affiliates making) such disclosure, and shall limit such disclosure to only that information which is legally required to be disclosed. Notwithstanding the foregoing, Medimetriks, on the one hand, and Cutanea, on the other hand, may, without the approval of the other Party, make public announcements that are consistent with prior public communications made in compliance with this Section 7.3.

7.4 FDA Letter

At the Closing, Medimetriks shall direct Ferrer to deliver a letter in substantially the form of Exhibit C hereto to the FDA, notifying the FDA that, effective as of the Closing, Cutanea will replace Medimetriks as Ferrer’s authorized distributor of the Product in the Territory under the Ferrer License.

7.5 Correspondence

From and after the Closing Date, (a) Medimetriks shall deliver or cause to be delivered to Cutanea any mail or other communications received by Medimetriks or its Affiliates from any Person (including the FDA) related to the Purchased Assets or intended for the owner of the Purchased Assets (including any mail or other communications with respect to the Products) or the Assumed Liabilities, and (b) Cutanea shall deliver or cause to be delivered to Medimetriks any mail or other communications received by Cutanea or its Affiliates intended for Medimetriks or its Affiliates and not related to the Purchased Assets or the Assumed Liabilities. The provisions of this Section 7.5 are not intended to, and shall not be deemed to, constitute an authorization by Medimetriks or Cutanea to permit the other to accept service of process on its or their behalf and neither Medimetriks nor Cutanea are or shall be deemed to be the agent of the other for service of process purposes.

7.6 Noncompetition

(a) From and after the Closing, for a period of five (5) years, Medimetriks agrees that it and its Affiliates will not, directly or indirectly:

(i)	engage or participate in the research, development, commercialization, manufacture, packaging, distribution, marketing or sale in the Territory of a pharmaceutical product for the prevention or topical treatment of impetigo (a “Competitive Business”);

(ii)	become interested (as owner, stockholder, lender, partner, co-venturer, director, shareholder, employee, agent, consultant or otherwise) in any Competitive Business or in any entity that is engaged in a Competitive Business; provided, however, notwithstanding the foregoing, Medimetriks and its Affiliates may hold collectively not more than five percent (5%) of the outstanding securities of any class of any publicly-traded securities of any Person that is engaged a Competitive Business; or

(iii)	influence or attempt to influence any Person who was a vendor or customer of Medimetriks prior to the Closing to terminate or modify any written or oral agreement with Cutanea or any of its Affiliates in respect of the Business.

(b)	Notwithstanding anything in this Section 7.6 to the contrary:

(i)	nothing in this Section 7.6 shall restrict Medimetriks or its Affiliates from (A) acquiring (whether by merger, consolidation, sale or otherwise) any assets or equity securities of any Third Party that, at the time of such acquisition, is engaged or participating in the research or development in the Territory of a pharmaceutical product for the prevention or topical treatment of impetigo and (B) following such acquisition, (I) engaging or participating in the research and development of such pharmaceutical product in the Territory (it being understood that Medimetriks and its Affiliates shall not be permitted to commercialize, manufacture or package for purposes of commercialization, distribute, market or sell such pharmaceutical product in the Territory until the expiration of the five-year period set forth in Section 7.6(a)) or (II) proposing, negotiating, offering or effecting a sale, divestiture, license or other disposition of any such acquired assets or equity securities; and

(ii)	in the event of a merger, consolidation or sale of Medimetriks or the sale or transfer of all or substantially all of the assets of Medimetriks and its Affiliates to a Third Party, nothing in this Section 7.6 shall restrict the acquiring party or its Affiliates from engaging or participating in the research, development, commercialization, manufacture, packaging, distribution, marketing or sale in the Territory of any pharmaceutical product for the prevention or topical treatment of impetigo in connection with programs of such acquiring party or its Affiliates existing prior to the effective time of such merger, consolidation, sale or transfer.

(c)	Medimetriks hereby acknowledges and agrees that:

(i)	the rights, obligations and duties of the Parties under this Section 7.6 are necessary for the protection of the legitimate business interests of Cutanea for the period of time set forth in this Section 7.6;

(ii)	the agreements of the Parties set forth in this Section 7.6 are an integral part of this Agreement, without which the transactions contemplated in and by this Agreement would not be consummated;

(iii)	the scope of the obligations set forth in this Section 7.6 is reasonable in time, geography and types and limitations of activities restricted; and

(iv)	the breach of this Section 7.6 will be such that the Party harmed by such breach will not have an adequate remedy at law because of the unique nature of the Business.

(d) The Parties acknowledge and agree that the rights of Cutanea pursuant to Section 7.6(a) are of a specialized and unique character and that immediate and irreparable damage will result to Cutanea if Medimetriks fails to perform or refuses to perform its obligations thereunder and, notwithstanding any election by Cutanea to claim damages from as a result of any such failure or refusal, Cutanea may, in addition to any other remedies and damages available, seek an injunction in a court of competent jurisdiction to restrain any such failure or refusal. No single exercise of the foregoing remedy shall be deemed to exhaust Cutanea’s right to such remedy, but the right to such remedy shall continue undiminished and may be exercised from time to time as often as such parties may elect.

7.7 Non-Disparagement; Non-Solicitation

(a) Neither Medimetriks’ or any of its Affiliates’ directors, officers or public relations personnel, on the one hand, nor Cutanea’s or any its Affiliates’ directors, officers or public relations personnel, on the other hand, will, directly or indirectly, disparage, deprecate or make any negative comment or willfully interfere in the business activities of the other. Nothing in this Section 7.7(a) shall restrict any of such Persons in any way from making any statements or disclosures (i) required by any Governmental Authority, Applicable Law or Order or (ii) in connection with any Legal Proceeding between or among the Parties or their respective Affiliates arising out of the transactions contemplated hereby or by the Transaction Documents.

(b) From and after the Closing, for a period of two (2) years, neither Party shall, and each Party shall cause its Affiliates not to, directly or indirectly solicit or cause to be solicited the employment of, or hire, any employee of the other Party or any of its Affiliates; provided, however, that the foregoing shall not (i) restrict general solicitations for employment (including through search firms and the placement of any general advertisements in newspapers, web postings or other media of general circulation) not directed specifically at any such employees or (ii) restrict the solicitation or hiring of any such employee who has given or received notice terminating his or her employment with such other Party and its Affiliates.

7.8 Purchase Orders

As a convenience to Cutanea and to facilitate delivery of certain Product components and packaging materials to Cutanea in a timely manner following the Closing, (a) Medimetriks has agreed to issue the Teligent Purchase Order to Teligent for the Product components and packaging materials set forth therein and (b) Cutanea and has agreed to issue the Cutanea Purchase Order to Medimetriks for such Product components and packaging materials. Following the Closing, Medimetriks will deliver to Cutanea the Product components and packaging materials set forth in the Cutanea Purchase Order, and Cutanea will pay Medimetriks the amount set forth in the Cutanea Purchase Order, in each case, in accordance with the terms set forth in the Cutanea Purchase Order.

7.9 Wrong Pockets

For a period of up to twenty-four (24) months after the Closing Date, if either Medimetriks or Cutanea becomes aware that any of the Purchased Assets has not been transferred to Cutanea or that any of the Excluded Assets has been transferred to Cutanea, such Party shall promptly notify the other Party in writing and the Parties shall, as soon as reasonably practicable, ensure that such asset is transferred, with any necessary prior Third Party consent or approval, to (a) Cutanea, in the case of any Purchased Asset which was not transferred to Cutanea at the Closing; or (b) Medimetriks, in the case of any Excluded Asset which was transferred to Cutanea at the Closing.

7.10 Exclusivity of Representations and Warranties of Medimetriks

CUTANEA ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 5, (A) MEDIMETRIKS HAS MADE NO REPRESENTATION OR WARRANTY WHATSOEVER HEREIN OR OTHERWISE RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY AND (B) CUTANEA HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, CUTANEA ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, CUTANEA IS ACQUIRING THE PURCHASED ASSETS ON AN “AS IS, WHERE IS” BASIS WITHOUT ANY EXPRESS OR IMPLIED WARRANTIES, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, INCLUDING ANY WARRANTY AS TO QUALITY, THE FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, CONDITION OF THE ASSETS OR AS TO ANY OTHER MATTER.

7.11 Exclusivity of Representations and Warranties of Cutanea

MEDIMETRIKS ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 6, (A) CUTANEA HAS MADE NO REPRESENTATION OR WARRANTY WHATSOEVER HEREIN OR OTHERWISE RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY AND (B) MEDIMETRIKS HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE 8

COVENANTS COMMENCING PRIOR TO CLOSING

8.1 Access, Inspections and Audits

Subject to the confidentiality restrictions set forth in Article 10, from the date hereof until the Closing, Medimetriks shall permit Cutanea and Cutanea’s officers, employees, representatives, agents and advisors to have reasonable access during Medimetriks’ normal business hours to, and to conduct reasonable inspections of, and make copies of, any or all of the Purchased Assets and to any and all information, data and documentation exclusively relating to the Product Trademark or the ownership of any of the Purchased Assets (in each case, other than the Excluded Assets and Retained Liabilities); provided, however, that, such access or inspection may be provided through an electronic data room.

8.2 No Transfer of Purchased Assets

Medimetriks covenants that until the Closing, and except as otherwise required by the Interim Trademark License Agreement, Medimetriks shall not voluntarily transfer the Product Trademark or any of the Purchased Assets or voluntarily commit to transfer any of the Purchased Assets to any party other than Cutanea or Cutanea’s designee.

8.3 Efforts to Consummate Transaction

The Parties shall use their respective commercially reasonable efforts to obtain all consents and approvals necessary to consummate the transactions contemplated hereby. Notwithstanding anything to the contrary contained in Section 2.3 or this Section 8.3, neither Party nor any of its Affiliates shall be required to pay money to any Third Party, commence any Legal Proceeding or offer or grant any accommodation (financial or otherwise) to any Third Party in connection with such efforts.

ARTICLE 9

CONDITIONS TO CLOSING

9.1 Conditions of Cutanea

The obligation of Cutanea to consummate the Closing is subject to the fulfillment prior to or at the Closing of each of the following conditions, any of which Cutanea may waive in its sole discretion:

(a) Medimetriks shall have performed and complied in all material respects with all agreements, commitments, covenants and other obligations required by this Agreement to be performed or complied with by Medimetriks prior to or at the Closing;

(b) Medimetriks shall have delivered to Cutanea all of the deliverables referenced in Section 4.2;

(c) The representations and warranties of Medimetriks contained in this Agreement, and in any Transaction Document delivered to Cutanea pursuant hereto, shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers contained therein) as if made on the Closing Date (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct as of such particular date), except where the failure of any of such representations and warranties of Medimetriks to be so true and correct would not reasonably be expected to have a Material Adverse Effect;

(d) No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated or enforced any Applicable Law or preliminary or permanent injunction or Order which is in effect and which prohibits, enjoins or makes illegal the transactions contemplated by this Agreement or the Transaction Documents; and

(e) Cutanea shall be satisfied with the results of its due diligence of the supply chain for the Product and the costs associated therewith.

9.2 Conditions of Medimetriks

The obligation of Medimetriks to consummate the Closing is subject to the fulfillment prior to or at the Closing of each of the following conditions, any of which Medimetriks may waive in its sole discretion:

(a) Cutanea shall have performed and complied in all material respects with all agreements, commitments, covenants and other obligations required by this Agreement to be performed or complied with by Cutanea prior to or at the Closing;

(b) Cutanea shall have delivered to Medimetriks all of the deliverables referenced in Section 4.3;

(c) The representations and warranties of Cutanea contained in this Agreement, and in any Transaction Document delivered to Medimetriks pursuant hereto, shall be true and correct (without giving effect to any “materiality” or “Cutanea Material Adverse Effect” qualifiers contained therein) as if made on the Closing Date (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct as of such particular date), except where the failure of any of such representations and warranties of Cutanea to be so true and correct would not reasonably be expected to have a Cutanea Material Adverse Effect; and

(d) No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated or enforced any Applicable Law or preliminary or permanent injunction or Order which is in effect and which prohibits, enjoins or makes illegal the transactions contemplated by this Agreement or the Transaction Documents.

ARTICLE 10
CONFIDENTIALITY

10.1 Confidentiality

(a) Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate.

(b) Without limiting the effect of any other agreement between the Parties regarding the non-disclosure or non-use of the other Party’s confidential information, from and after the Closing, Medimetriks undertakes with respect to Cutanea and its Affiliates, and Cutanea undertakes with respect to Medimetriks and its Affiliates, without the prior written consent of the other Party, to keep confidential (except as expressly provided in this Agreement) at all times after the Closing Date, and not directly or indirectly reveal, disclose or use for its own or any other purposes unrelated to its performance or the enforcement of its rights hereunder or the performance or enforcement of the Transaction Documents, any confidential information received or obtained, or supplied by or on behalf of the other Party or its Affiliates, in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby. The Parties acknowledge that, for purposes of this Agreement but subject to Section 10.1(c), the Purchased Assets, including related records and information, shall be deemed the confidential information of Cutanea from and after the Closing Date and Cutanea and its Affiliates shall be free to disclose and use such information for any and all purposes.

(c) The prohibition in Section 10.1(b) does not apply: (i) with respect to information that was in the public domain before it was furnished to the relevant Party or, after it was furnished to that Party, entered the public domain other than as a result of (x) a breach by that Party of this Section 10.1 or any other confidentiality agreement to which that Party is bound or (y) a breach of a confidentiality obligation to a Party by a Third Party; (ii) to information disclosed in order to comply with an Order or Applicable Law or national stock exchange, market or automated quotation system on which such Party or its Affiliates securities are listed, provided that such disclosure will be only to the extent required by such Order or Applicable Law or national stock exchange, market or automated quotation system on which such Party or its Affiliates securities are listed, and unless such consultation is prohibited by Order or Applicable Law or national stock exchange, market or automated quotation system on which such Party or its Affiliates securities are listed or is not reasonably practicable, only after consultation with the other Party; or (iii) to any press release or other public announcement mutually agreed upon by the Parties in accordance with Section 7.3.

ARTICLE 11
INDEMNIFICATION

11.1 Survival

The representations and warranties of Cutanea and Medimetriks contained herein or made pursuant hereto shall survive until the date that is eighteen (18) months after the Closing Date; provided that, notwithstanding the foregoing, the Fundamental Representations and the representations and warranties set forth in Section 5.13 (No Brokers) and Section 6.7 (No Brokers) shall survive until the fourth (4th) anniversary of the Closing Date. The covenants and agreements of the Parties contained in this Agreement that, by their terms, contemplate performance after the Closing Date shall survive and remain in full force for the applicable periods described therein or, if no such period is specified, until fully performed. Any right of indemnification pursuant to this Article 11 with respect to a claimed breach of a representation, warranty or covenant shall expire at the date of the expiration of the survival period of the representation, warranty or covenant claimed to be breached, unless on or prior to such expiration date the Party from whom indemnification is sought has received notice of a good faith claim from the other Party with respect to the applicable representation, warranty or covenant.

11.2 Indemnification by Medimetriks

Subject to the provisions of this Article 11, from and after the Closing, Medimetriks shall indemnify, defend and hold harmless Cutanea and its Affiliates and, if applicable, their respective directors, officers, agents, employees, successors and assigns (collectively referred to as “Cutanea Indemnified Parties”) from and against all Losses, whether or not arising due to Third Party Claims, incurred by Cutanea Indemnified Parties, to the extent arising from or relating to:

(a)	any breach of any representation or warranty of Medimetriks contained in this Agreement or in any other Transaction Document;

(b)	any breach of any covenant of Medimetriks contained in this Agreement or in any other Transaction Document;

(c)	any Excluded Assets; or

(d)	any Retained Liabilities.

11.3 Indemnification by Cutanea

Subject to the provisions of this Article 11, from and after the Closing, Cutanea shall indemnify, defend and hold harmless Medimetriks and its Affiliates and, if applicable, their respective directors, officers, agents, employees, successors and assigns (collectively referred to as “Medimetriks Indemnified Parties”) from and against all Losses, whether or not arising due to Third Party Claims, incurred by Medimetriks Indemnified Parties, to the extent arising from or relating to:

(a)	any breach of any representation or warranty of Cutanea contained in this Agreement or in any other Transaction Document;

(b)	any breach of any covenant of Cutanea contained in this Agreement or in any other Transaction Document;

(c)	the Assumed Liabilities; or

(d)	the Business or any actions taken with respect to the Business by Cutanea or any of its Affiliates, in each case, following the Closing, including with respect to performance or non-performance under, or any breach of, the Assumed Contracts.

11.4 Notice of Claims

If any of the Persons to be indemnified under this Article 11 (“Indemnified Party”) has suffered or incurred any Loss, the Indemnified Party shall so notify (or cause to be notified) the Party from whom indemnification is sought (“Indemnifying Party”) promptly in writing, describing such Loss, the nature, basis and amount or estimated amount thereof, if known or reasonably capable of estimation, the method of computation of such Loss, and, to the extent practicable, any other material details pertaining thereto, all with reasonable particularity. If any Legal Proceeding is instituted by a Third Party (“Third Party Claim”) with respect to which the Indemnified Party intends to claim any Losses under this Article 11, the Indemnified Party shall promptly notify in writing the Indemnifying Party of such Legal Proceeding, describing the nature, basis and amount or estimated amount thereof, if known or reasonably capable of estimation, the method of computation thereof, any other remedy sought thereunder, any relevant time constraints relating thereto, and, to the extent practicable, any other material details pertaining thereto, all with reasonable particularity (“Third Party Claim Notice”). A failure by the Indemnified Party to give such Third Party Claim Notice in a timely manner pursuant to this Section 11.4 shall not limit the obligation of the Indemnifying Party under this Article 11, except (a) to the extent such Indemnifying Party is actually prejudiced thereby, or (b) as provided in Section 11.1.

11.5 Third Party Claims

(a) The Indemnifying Party under this Article 11 shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within thirty (30) days of receipt of a Third Party Claim Notice from the Indemnified Party with respect thereto, to assume the conduct and control, at the expense of the Indemnifying Party and through counsel of its choosing that is reasonably acceptable to the Indemnified Party, any Third Party Claim, and the Indemnifying Party may compromise or settle the same; provided, that the Indemnifying Party shall give the Indemnified Party advance written notice of any proposed compromise or settlement and shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to or enter into any such compromise or settlement that (i) commits the Indemnified Party to (A) pay or cause to be paid any amounts payable pursuant to such compromise or settlement (including payment of any Cash Equivalents) or (B) admit fault or guilt on the part of the Indemnified Party, or (ii) does not provide for a full and complete written release by the applicable Third Party of the Indemnified Party. The Indemnified Party shall diligently conduct such Third Party Claim (including the making of all filings and responses due during such time) during the period prior to the assumption of such Third Party Claim by the Indemnifying Party, or the expiration of such 30-day period. No Indemnified Party may compromise or settle any Third Party Claim for which it is seeking indemnification hereunder without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). No Indemnifying Party may consent to the entry of any judgment that does not relate solely to monetary damages arising from any such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). Should the Indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 11.5(b), the Indemnifying Party shall not be liable to any Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim. Notwithstanding the foregoing, in the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless any Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees) and any damages incurred by the Indemnifying Party in its defense of the Third Party Claim with respect to such Indemnified Party.

(b) Without limiting Section 11.5(a), any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (i) the employment thereof and payment therefor has been specifically authorized in advance by the Indemnifying Party in writing, (ii) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 11.5(a) (in which case the Indemnified Party shall control the defense), or (iii) the Indemnified Party is an indispensable party in such Third Party Claim and the Indemnifying Party and the Indemnified Party have materially conflicting interests or different defenses available with respect to such Third Party Claim, in which case the Indemnifying Party shall bear the cost of one legal counsel for the Indemnified Party. Regardless of whether the Indemnifying Party chooses to defend any Third Party Claim, the Indemnified Party shall, and shall cause each other Indemnified Party to, cooperate in the defense thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnified Party controls the defense of the claim, the Indemnifying Party shall cooperate with the Indemnified Party on the terms described above. Notwithstanding anything to the contrary contained herein, neither Party shall have any obligation to furnish or provide access to (A) any records, information or testimony with respect to any proprietary or confidential information developed or learned by such Party following the Closing or (B) information or records subject to privilege, including the attorney-client privilege.

11.6 Limitations of Liability

(a)	TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT IN THE CASE OF FRAUD OR WILLFUL MISCONDUCT, NEITHER PARTY WILL BE LIABLE OR OTHERWISE RESPONSIBLE, IN CONNECTION WITH THIS AGREEMENT, THE NEGOTIATION OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, FOR ANY LOST PROFITS, COST OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS OR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, MULTIPLIED OR OTHER SPECIAL DAMAGES SUFFERED BY THE OTHER PARTY OR ITS AFFILIATES WHETHER OR NOT CAUSED BY OR RESULTING FROM THE ACTIONS OF SUCH PARTY OR THE BREACH OF ITS COVENANTS, AGREEMENTS, REPRESENTATIONS OR WARRANTIES HEREUNDER AND WHETHER OR NOT BASED ON OR IN WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE.

(b)	Notwithstanding the other provisions of this Article 11:

(i)	Neither Party shall be entitled to recover any Losses under Section 11.2(a) or Section 11.3(a), as the case may be, until the aggregate amount of the Losses for which indemnification is sought shall exceed One Hundred Thousand dollars ($100,000), at which time the indemnification provided under Article 11 shall apply to all such Losses, including the first $100,000; and

(ii)	Except for a breach of the Fundamental Representations made by a Party, in no event shall either Party’s indemnification obligations for Losses under Section 11.2(a) or Section 11.3(a), as the case may be, exceed, in the aggregate, One Million Eight Hundred Thousand Dollars ($1,800,000).

(c)	The amount of Losses recovered by an Indemnified Party under Section 11.2 or Section 11.3, as applicable, shall be reduced by (i) any amounts actually recovered by the Indemnified Party from a Third Party in consideration for such Losses and (ii) the amount of any insurance proceeds paid to the Indemnified Party for such Losses, in each case ((i) and (ii)), net of the Indemnified Party’s reasonable and documented out-of-pocket costs of recovery. If any amounts referenced in the preceding clauses (i) and (ii) are received by an Indemnified Party after payment by the Indemnifying Party of the full amount otherwise required to be paid to such Indemnified Party pursuant to this Article 11, the Indemnified Party shall repay to the Indemnifying Party, promptly after such receipt, any amount that the Indemnifying Party would not have been required to pay pursuant to this Article 11 had such amounts been received prior to such payment.

11.7 Indemnity Payments

In the event that either Party agrees to or is determined to have an obligation to reimburse the other Party for Losses as provided in this Article 11, the Indemnifying Party shall promptly pay such amount (without deduction) to the Indemnified Party in U.S. dollars via wire transfer of immediately available funds to the accounts specified in writing by the Indemnified Party. Any payments made pursuant to this Article 11 shall be deemed to be treated for all purposes, including Tax purposes, as adjustments to the Purchase Price.

11.8 Exclusive Remedy

Each Party acknowledges and agrees that, except in the case of fraud or willful misconduct, the remedies provided for in this Article 11 shall be the sole and exclusive remedies for any and all claims for Losses available to the Parties and their respective Affiliates arising out of or relating to the Business, the Purchased Assets, the Assumed Liabilities, this Agreement or the transactions contemplated hereby. In furtherance of the foregoing, each Party hereby waives, from and after the Closing, any and all such rights, claims and causes of action whether based on or in warranty, contract, tort (including negligence or strict liability) or otherwise that such Party or any other Indemnified Party may have against the other Party, any of its Affiliates or any other Person, arising under or based upon any Applicable Law, except pursuant to the indemnification provisions set forth in this Article 11. Notwithstanding anything to the contrary contained in this Agreement, no breach of any representation, warranty, covenant or agreement contained herein shall, after the consummation of the transactions contemplated by this Agreement, give rise to any right on the part of Cutanea, on the one hand, or Medimetriks, on the other hand, to rescind this Agreement or any of the transactions contemplated hereby. Except in the case of fraud or willful misconduct, no past, present or future director, officer, employee, advisor, agent, representative, incorporator, member, partner or stockholder of either Party or its Affiliates shall have any liability, whether based on or in warranty, contract, tort (including negligence or strict liability) or otherwise, for any obligations of such Party or any of its Affiliates arising under, in connection with or related to this Agreement or for any claim based on, in respect of or by reason of the transactions contemplated by this Agreement, including any alleged non-disclosure or misrepresentations made by any such Persons.

11.9 Setoff Rights

Neither Party shall have any right of setoff of any amounts due and payable, or any Losses arising, under this Agreement against any other amounts due and payable under this Agreement or any amounts due and payable, or any Losses arising, under any Transaction Documents. The payment obligations under each of this Agreement and the Transaction Documents remain independent obligations of each Party, irrespective of any amounts owed to the other Party under this Agreement or the Transaction Documents.

ARTICLE 12

[RESERVED]

ARTICLE 13

GENERAL

13.1 Expenses

Except as otherwise provided in this Agreement and whether or not the Closing occurs, each Party shall pay all costs and expenses (including the fees and disbursements of legal counsel and other advisers) it incurs in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated by this Agreement.

13.2 Notices

Any notice, consent, approval or other communication hereunder required or permitted to be given in connection with this Agreement (“Notice”) shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended, delivered by registered or certified mail, return receipt requested, or by a national overnight courier service for next Business Day delivery, or sent by electronic mail or facsimile to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

(a)	in the case of a Notice to Medimetriks at:

Medimetriks Pharmaceuticals, Inc.

383 Route 46 West

Fairfield, NJ 07004

Fax: [***]

Email: [***]

Attention: [***]

with a copy (which shall not constitute effective notice) to:

Covington & Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, DC 20001

Fax: [***]

Email: [***]

Attention: [***]

(b)	in the case of a Notice to Cutanea at:

Cutanea Life Sciences, Inc.

1300 Liberty Ridge Drive

Suite 3000

Email: [***]

Attention: [***]

with a copy (which shall not constitute effective notice) to:

Cutanea Life Sciences, Inc.

1300 Liberty Ridge Drive

Suite 3000

Fax: [***]

Email: [***]

Attention: [***]

Any Notice shall be deemed to have been received (i) when delivered by hand, if personally delivered, (ii) three (3) Business Days after being sent by registered or certified mail, return receipt requested, (iii) one (1) Business Day after being sent by a national overnight courier service, next Business Day Delivery, or (iv) on the date of receipt after being sent by electronic mail or facsimile, if received before or during the recipient’s normal working hours on a Business Day or, otherwise, the next Business Day, and, in the case of a facsimile, confirmed via receipt of transmission that it was received by facsimile. Any Party may, from time to time, change its address by giving Notice to the other Parties in accordance with the provisions of this Section 13.2.

13.3 Governing Law; Jurisdiction; Waiver of Jury Trial

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof, and the Parties agree to the exclusive personal jurisdiction of and venue in any federal court located in the District of Delaware or state court located in New Castle county, Delaware in respect of any legal proceeding or dispute arising out of or in connection with this Agreement or the transactions contemplated hereby.

(b) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR FOR ANY COUNTERCLAIM THEREIN.

13.4 Assignment

(a) Neither Party may assign any or all of its rights or obligations under this Agreement without the other Party’s prior written consent; provided, however, that (i) either Party may assign, sublicense, subcontract or delegate any or all of its rights or obligations under this Agreement to an Affiliate of such Party, and (ii) following the Closing, either Party may assign all of its rights or obligations under this Agreement to a Third Party to which such Party has sold all or substantially all of its assets or, with respect to Cutanea, the business or product line containing the Product.

(b) Any assignment to an Affiliate of a Party shall not release the assigning or transferring Party of its obligations hereunder.

(c) In the event that a Party assigns any of its rights and obligations hereunder to a Third Party, the assigning Party shall, at the request of the non-assigning Party, enter into, or cause such Third Party to enter into, such supplemental agreements pursuant to which such Third Party will expressly assume all of the obligations of the assigning Party hereunder.

(d) This Agreement inures to the benefit of and is binding upon the Parties and their respective successors (including any successor by reason of amalgamation, merger or consolidation of any Party) and permitted assigns.

13.5 Severability

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

13.6 Amendment; Waiver

No amendment, supplement, modification or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any Party, is binding unless executed in writing by each of the Parties (in the case of any such amendment, supplement or modification) or by the Party to be bound thereby (in the case of any such waiver, termination, consent or approval). The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

13.7 Execution and Delivery

This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile or electronic images (including electronically delivered images such as .pdf) and all such counterparts, facsimiles and electronic images together constitute one and the same agreement.

13.8 No Third-Party Beneficiaries

Except as provided in Article 11, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

13.9 Bulk Sales Statutes

Cutanea hereby waives compliance by Medimetriks with any applicable bulk sales statutes in any jurisdiction in connection with the transactions under this Agreement.

13.10 Joint Drafting

The Parties have been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by each of the Parties, and no rule of construction will be invoked respecting the authorship of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

MEDIMETRIKS PHARMACEUTICALS, INC.

By:	/s/ [***]
Print:	[***]
Title:	[***]

CUTANEA LIFE SCIENCES, INC.

By:	/s/ [***]
Print:	[***]
Title:	[***]

EXHIBIT A

CUTANEA PURCHASE ORDER

EXHIBIT B

TELIGENT PURCHASE ORDER

EXHIBIT C

FORM OF LETTER TO FDA